Exhibit 10.1

Fidelity National Information Services, Inc.

Notice of Stock Option Grant

You (the “Optionee”) have been granted the following stock option (the “Option”) to purchase shares of common stock of Fidelity National Information Services, Inc. (the “Company”), par value $0.01 per share (“Shares”), pursuant to the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan (the “Plan”):

Optionee:	«Name»
Total Number of Shares subject to Option:	«Shares»
Grant Date:	«Date»
Grant Date Closing Price:	«Price»
Exercise Price per Share:	See Exhibit A
Vesting Schedule:	One-third vests on the 1st anniversary of the Grant Date One-third vests on the 2nd anniversary of the Grant Date One-third vests on the 3rd anniversary of the Grant Date
Expiration Date:	7 years following the Grant Date
Option Type:	Nonqualified Stock Option

See the Stock Option Agreement and Plan Prospectus for the specific provisions related to this Notice of Stock Option Grant and the Option granted hereunder, including the time period for exercise under various termination events and other important information concerning the Option.

Fidelity National Information Services, Inc.

2022 Omnibus Incentive Plan
Stock Option Agreement

SECTION 1. GRANT OF OPTION

(a)Option. On the terms and conditions set forth in the Notice of Stock Option Grant (the “Grant”) and this Stock Option Agreement (this “Agreement”), the Company grants to the Optionee on the Grant Date the Option to purchase the number of Shares set forth in the Grant, at the Exercise Price per share set forth in the Grant, and the Optionee, by acceptance hereof, agrees to the terms and conditions of this Agreement.

(b)Plan and Defined Terms. The Option is granted pursuant to the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan (the “Plan”). All terms, provisions, and conditions applicable to the Option set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof or the Grant is inconsistent with a provision of the Plan, the provisions of the Plan shall govern. All capitalized terms that are used in the Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

SECTION 2. RIGHT TO EXERCISE

Subject to such limitations as the Company may impose (including prohibition of one or more of the following payment methods), payment of the Exercise Price may be made by (a) cash or its equivalent, (b) by tendering Shares or directing the Company to withhold Shares from the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (c) by broker-assisted cashless exercise, (d) in any other manner then permitted by the Compensation Committee of the Board (the “Committee”), or (e) by a combination of any of the permitted methods of payment. The Company may require the Optionee to furnish or execute such other documents as the Company shall reasonably deem necessary (i) to evidence such exercise and (ii) to comply with or satisfy the requirements of the Securities Act of 1933, as amended, the Exchange Act, applicable state or non-U.S. securities laws or any other law.

Upon exercise of any portion of the Option, the Optionee shall be entitled to receive from the Company the number of Shares with respect to which the Option is exercised; provided, however, at the sole discretion of the Company, the Option may be settled in cash, in U.S. dollars or other applicable currency, in an amount determined by multiplying (x) the Fair Market Value of a Share on the date of exercise less the Exercise Price per Share by (y) the number of Shares with respect to which the Option is exercised. In each case, the payment shall be subject to any required tax withholding pursuant to Section 7(b) of this Agreement.

SECTION 3. TERM; EXPIRATION; FORFEITURE AND CHANGE IN CONTROL

(a)Basic Term. Subject to earlier forfeiture pursuant to the terms herein, the Option shall expire and may no longer be exercised on the Expiration Date set forth in the Grant.

(b)Forfeiture. The Option shall be subject to forfeiture until the Option vests in accordance with Exhibit A and the unvested portion of the Option shall be forfeited upon the termination of the Optionee’s employment with the Company or its Subsidiary for any reason, except (to the extent provided herein) in the case of: (i) death, Disability (as defined below), Qualified Involuntary Termination (as defined below) or Qualified Retirement (as defined below) of the Optionee; (ii) subject to the provisions of an employment agreement between the Company or its Subsidiary and the Optionee; or (iii) a Change in Control as described in Section 3(f) below. The vested portion of the Option shall be forfeited prior to the Expiration Date and may no longer be exercised on the earliest of the following occasions:

(i)For the death or Disability of the Optionee, the date that is one (1) year following the Optionee’s death or Disability;

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(ii)For a termination of the Optionee’s employment due to a Qualified Retirement, the Expiration Date as set forth in Section 3(c) below;

(iii)For a termination of the Optionee’s employment due to a Qualified Involuntary Termination, the date that is three (3) years following such termination or, with respect to any portion of the Option that become vested pursuant to Section 3(e) below, the date that is three (3) years following the final vesting date of such vested portion of the Option;

(iv)For a termination of the Optionee’s employment for any reason other than Cause (as defined below), a Qualified Retirement, Qualified Involuntary Termination, death or Disability, including a voluntary resignation by the Optionee, the date that is three (3) months following such termination; or

(v)The date of termination of the Optionee’s employment for Cause.

(c)Qualified Retirement. If the Optionee’s employment with the Company or its Subsidiary terminates due to a Qualified Retirement: (A) the Optionee may exercise all or any part of the vested portion of the Option (the “Vested Option”), at any time until the Expiration Date set forth in the Grant; and (B) prior to the vesting of all of the Option (the unvested portion of the Option, the “Unvested Option”), then the Unvested Option that has been outstanding for a period of at least nine (9) months as of the date of the Optionee’s eligible retirement date specified in the Notice of Retirement (as defined below) shall continue to vest in accordance with the terms of this Agreement following the date of the Optionee’s Qualified Retirement as if the Optionee’s employment had continued through the applicable Grant Date anniversary. Upon the vesting of each tranche of any Unvested Option, the Optionee may exercise such Vested Option at any time until the Expiration Date set forth in the Grant. Any Unvested Option that has been outstanding for a period of less than nine (9) months as of the Optionee’s eligible retirement date specified in the Notice of Retirement shall be forfeited for no consideration upon the Optionee’s termination of employment with the Company or its Subsidiary. If the Optionee gives Notice of Retirement meeting all of the requirements under the Qualified Retirement Equity Program (as defined below) and the Company specifies an approved retirement date that is prior to the date on which the Unvested Option has been outstanding for at least nine (9) months, such affected Unvested Option shall not be canceled and shall continue to be treated as an Eligible Equity Award (as defined in the Qualified Retirement Equity Program). The continued vesting due to a Qualified Retirement described herein is contingent upon the Optionee’s compliance with the provisions of Section 6 of this Agreement (including, upon request by the Company, the Optionee’s execution of a compliance certificate confirming the Optionee’s compliance with Section 6 of this Agreement) and the execution of a release of all claims against the Company and its affiliates and related parties in such form as is reasonably required by the Company. To be eligible for a Qualified Retirement, the Optionee must provide Notice of Retirement in accordance with the terms of the Qualified Retirement Equity Program.

(d)Death or Disability. If the Optionee’s employment with the Company or its Subsidiary terminates due to death or Disability, prior to the vesting of the Option, then the unvested portion of the Option shall vest as of the date of termination. If the Optionee dies after termination of employment, but before the expiration of the Option, all or part of the Option may be exercised (prior to expiration) by the personal representative of the Optionee or by any person who has acquired the Option directly from the Optionee by will, bequest or inheritance, but only to the extent that the Option was vested upon termination of the Optionee’s employment.

(e)Qualified Involuntary Termination. If the Optionee’s employment with the Company or its Subsidiary terminates due to a Qualified Involuntary Termination prior to the vesting of all of the Option, then the Unvested Option as of the date of the Qualified Involuntary Termination shall continue to vest in accordance with the terms of this Agreement for the twelve (12) month period immediately following the date of the Qualified Involuntary Termination as if the Optionee’s employment had continued during such twelve (12) month period, and any Unvested Option that has not vested as of the twelve (12) month anniversary of the date of the Qualified Involuntary Termination shall be forfeited for no consideration. The continued vesting due to a Qualified Involuntary Termination described herein is contingent upon the Optionee’s compliance with the provisions of Section 6 of this Agreement.

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(f)Change in Control. If a Change in Control occurs (including, for the avoidance of doubt, a Change in Control that occurs within three (3) months following an Involuntary Termination of the Optionee), any then unvested portion of the Option shall fully vest and become immediately exercisable as of the date of such Change in Control; provided, however, that if the Option is assumed (or a substantially equivalent option is substituted therefor) or otherwise remains outstanding following the Change in Control (a “Continuing Option”), then such Continuing Option shall vest on the same terms as specified herein (absent the occurrence of such Change in Control); provided, further, that in the event of the Optionee’s death, Disability or Involuntary Termination prior to the vesting of such Continuing Option, the unvested portion of the Continuing Option shall fully vest and remain exercisable until the date that is one (1) year following the date of the Optionee’s death, Disability or Involuntary Termination (but in no event beyond the Expiration Date).

(g)Definitions. For purposes hereof:
(i)    “Cause” shall have the meaning ascribed to such term in the Optionee’s employment agreement with the Company or its Subsidiary. If the Optionee’s employment agreement does not define the term “Cause,” or if the Optionee has not entered into an employment agreement with the Company or its Subsidiary, “Cause” shall mean (A) persistent failure to perform duties consistent with a commercially reasonable standard of care, (B) willful neglect of duties, (C) conviction of, or pleading guilty or nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude, (D) commission of an act of fraud or an omission constituting fraud, (E) material breach of this Agreement, including without limitation, any breach of Section 6 of this Agreement, (F) material breach of the Company’s business policies, accounting practices, codes of conduct or standards of ethics, or (G) failure to materially cooperate with or impeding an investigation authorized by the Board.

(ii)    “Disabled” or “Disability” shall mean (i) the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Optionee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Optionee.

(iii) “Good Reason” shall apply in this Agreement only if the Optionee has an employment agreement with the Company or its Subsidiary with an applicable Good Reason provision and shall have the meaning ascribed to that term in such employment agreement.

(iv) “Qualified Involuntary Termination” shall mean the Optionee’s involuntary termination of employment by the Company or its Subsidiary, other than for Cause, at a time when the Optionee would have satisfied the age and service requirements for a Qualified Retirement on the date of termination.

(v) “Qualified Retirement”1 shall mean the Optionee’s voluntary retirement from employment with the Company or its Subsidiary, upon six (6) months’ prior written notice to the Company (the “Notice of Retirement”), on or after attaining a minimum of sixty-five (65) “points” as determined upon the date of Notice of Retirement, comprised of the Optionee’s age upon the date of Notice of Retirement with a minimum age of fifty-five (55) years, plus the Optionee’s Years of Service upon the date of Notice of Retirement with a minimum of five (5) Years of Service.

1 Reflects the definition of a Qualified Retirement for participants located in the United States. Eligibility definitions for a Qualified Retirement may vary for participants located outside of the United States to comply with applicable law. Please consult The People Office for the applicable definition of a Qualified Retirement for participants located outside of the United States and for the current notification process in place at the time you wish to provide Notice of Retirement.

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(vi) “Qualified Retirement Equity Program” shall mean the Company’s Amended and Restated Qualified Retirement Equity Program approved by the Company’s Compensation Committee effective as of May 26, 2022, as may be amended or restated from time to time.

(vii) “Years of Service” shall mean the total consecutive and continuous service with the Company, a Subsidiary or a predecessor entity of the Company or its Subsidiary, as an Employee.

SECTION 4. TRANSFERABILITY OF OPTION

The Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution, and the Option shall be exercisable during the Optionee’s lifetime only by the Optionee or, upon the Optionee’s death, on his or her behalf by the Optionee’s guardian or legal representative.
SECTION 5. TRADING STOCK

The Optionee is subject to insider trading liability if the Optionee is aware of material, nonpublic information when making a purchase or sale of Company stock. In addition, if the Optionee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act or appointed by the Board), or someone designated as an “insider” by the Company, the Optionee is subject to blackout restrictions that prevent the sale of Company stock during certain time periods referred to as “blackout periods.” A recurring “blackout period” begins at the close of the market on the 15th day of the third month of each calendar quarter and ends two (2) trading days following the Company’s earnings release. Other blackout periods may be imposed based on the Optionee’s knowledge of other material non-public information. The Optionee may also be subject to the Company’s hedging and pledging policy. For designated executive officers, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Option and Company stock; (ii) engaging in short sale transactions with the Option and Company stock; and (iii) pledging of part or all of the Option and Company stock as collateral for a loan, including through the use of traditional margin accounts with a broker. For the Optionee who is not such designated executive officer, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with all or part of the Option and Company stock and (ii) engaging in short sale transactions with the Option and Company stock.

SECTION 6. OPTIONEE OBLIGATIONS; RESTRICTIVE COVENANTS

    In consideration for the benefits provided herein, the Optionee agrees to abide by the following terms:

(a)    Confidential Information. The Optionee has occupied a position of trust and confidence and has had access to substantial information about the Company and its affiliates and Subsidiaries, and their operations, that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates and Subsidiaries. The Optionee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates and Subsidiaries, as the case may be. The Optionee shall keep confidential and, outside the scope of the Optionee’s duties and responsibilities with the Company and its affiliates and Subsidiaries, shall not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates or Subsidiaries, nor shall the Optionee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, at all times before and after the termination of the Optionee’s employment, for any reason, the Optionee shall not disclose, or permit or encourage anyone else to disclose, any such information, nor shall the Optionee use any such information, either alone or with others, outside the scope of the Optionee’s duties and responsibilities with the Company and its affiliates and Subsidiaries, except that this Agreement does not prohibit Optionee from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency

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or legislative body, any self-regulatory organization, or the Company's designated legal compliance officer; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self- regulatory organization.

(b)    Noncompetition, Nonsolicitation and Non-Hire. The Optionee acknowledges that he or she has acquired substantial knowledge and confidential information concerning the business of the Company and its affiliates and Subsidiaries as a result of his or her employment. The Optionee further acknowledges that the scope of business in which the Company and its affiliates and Subsidiaries are engaged as of the Grant Date is international and very competitive. Competition by the Optionee in that business after the termination of the Optionee’s employment, for any reason, could severely injure the Company and its affiliates and Subsidiaries.

In this Section:

(i)    “Competitive Business” shall mean any firm or business that directly competes with any business unit of the Company or any of its affiliates or Subsidiaries in which the Optionee has worked during the two-year period prior to termination of his or her employment;

(ii)    “Customer” shall mean any business or person for which the Company or its affiliates or Subsidiaries provided products or services during the twelve (12) months prior to the termination of the Optionee’s employment;

(iii)    “Prospective Customer” shall mean any business or person from which the Company or any of its affiliates or Subsidiaries actively solicited business within the twelve (12) months prior to the termination of the Optionee’s employment; and

(iv)    “Restricted Territory” shall mean any country or other geographic scope in which the Company or its affiliates or Subsidiaries conducted business in the twelve (12) months prior to the termination of the Optionee’s employment in relation to which the Optionee had material responsibilities.

During the Optionee’s employment and for a period ending on the later of (A) one year after the termination of the Optionee’s employment, for any reason (other than a Qualified Retirement), or (B) in the case of a termination of the Optionee’s employment due to a Qualified Retirement for purposes of post-termination vesting, the date on which the Option becomes fully vested and exercisable in accordance with Section 3(c) herein, the Optionee agrees:

(1)that, in the Restricted Territory, the Optionee shall not, directly or indirectly: (i) become an employee, consultant, director, advisor, principal, partner or substantial shareholder of any Competitive Business; (ii) become an employee, consultant, director, advisor, principal, partner or substantial shareholder of any Customer or Prospective Customer; or (iii) solicit or accept any business that directly competes with the Company or any of its affiliates or Subsidiaries in their principal products and services from any Customer or Prospective Customer; and

(2)not to, directly or indirectly, on behalf of the Optionee or any Competitive Business, hire or solicit for employment, partnership or engagement as an independent contractor any person who was an employee of the Company or any of its affiliates or Subsidiaries during the period of twelve (12) months prior to any such improper solicitation, hire or engagement.

(c)    The Optionee expressly acknowledges and agrees with the reasonableness of the terms in this Section 6 and agrees not to contest these terms in a court of competent jurisdiction on such grounds. The Optionee agrees that the Company’s remedy at law for a breach of these covenants may be inadequate and that for a breach of these covenants the Company, in addition to other remedies provided for by law, may be entitled to an injunction, restraining order or other equitable relief prohibiting the Optionee from committing or continuing to commit any such breach. If a court of competent jurisdiction determines that

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any of these restrictions are overbroad, the Optionee and the Company agree to modification of the affected restriction(s) to permit enforcement to the maximum extent allowed by law.

(d)    No provision of this Section 6 shall apply to restrict the Optionee’s conduct, or trigger any reimbursement or recoupment obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed, amended, reformed or equitably modified to be enforceable and compliant with public policy, in which case, the provision shall apply as construed, amended, reformed or equitably modified.

(e)    The Optionee also recognizes and acknowledges that the value of the Option he or she is receiving under this Agreement represents a portion of the Optionee’s value to the Company such that if the Optionee breaches the restrictive covenant by working for or with a competitor, thereby transferring such value to the competitor, the value of the Option represents a reasonable measure of a portion of the monetary damages for such breach. Thus, in the event of a breach by the Optionee of any restriction contained in this Section 6, such breach shall be considered a material breach of the terms of the Plan, and any other program, plan or arrangement by which the Optionee receives equity in the Company. Therefore, besides prospective injunctive relief, if the Optionee breaches any restrictive covenant contained in this Section 6, the Company shall also be entitled to revoke any unvested portion of the Option and recover any shares (or the gross value of any shares) deliverable to the Optionee pursuant to this Agreement and, pursuant to Florida law, shall be entitled to recover its costs and attorney’s fees incurred in securing relief under this Section 6. Additionally, if the Company is investigating an alleged breach or threat of breach of any restrictive covenant in this Section 6 by the Optionee, the Company may restrict any shares hereunder from being sold or transferred until it has completed its investigation without any resulting liability to the Optionee, and shall remove such restriction placed on such shares only upon its determination in good faith that the Optionee is not in violation of such restrictive covenant(s) or has agreed otherwise in writing with the Optionee.

SECTION 7. MISCELLANEOUS PROVISIONS

(a)Acknowledgements. The Optionee hereby acknowledges that he or she has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their respective terms and conditions. The Optionee acknowledges that there may be tax consequences upon the exercise or transfer of the Option and that the Optionee should consult an independent tax advisor prior to any exercise of the Option.

(b)Tax Withholding. Pursuant to Article 21 of the Plan, the Company shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Optionee’s FICA obligations) required by law to be withheld with respect to the Option. The Company may condition the delivery of Shares upon the Optionee’s satisfaction of such withholding obligations. The Optionee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Optionee’s FICA taxes) that could be imposed on the transaction, and, to the extent the Company so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing and signed by the Optionee, and shall be subject to any restrictions or limitations that the Company, in its sole discretion, deems appropriate.

(c)Notice Concerning Disqualifying Dispositions. If the Option is an Incentive Stock Option, the Optionee shall notify the Company of any disposition of Shares issued pursuant to the exercise of the Option if the disposition constitutes a “disqualifying disposition” within the meaning of Sections 421 and 422 of the Code (or any successor provision of the Code then in effect relating to disqualifying dispositions). Such notice shall be provided by the Optionee to the Company in writing within 10 days of any such disqualifying disposition.

(d)Rights as a Stockholder. Neither the Optionee nor the Optionee’s transferee or representative shall have any rights as a stockholder with respect to any Shares subject to the Option until the Option has

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been exercised and Share certificates have been issued to the Optionee, transferee or representative, as the case may be.

(e)Ratification of Actions. By accepting this Agreement, the Optionee and each person claiming under or through the Optionee shall be conclusively deemed to have indicated the Optionee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and the Grant by the Company, the Board or the Committee.

(f)Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the General Counsel of the Company at its principal executive office and to the Optionee at the address that he or she most recently provided in writing to the Company.

(g)Choice of Law. This Agreement and the Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.

(h)Arbitration. Subject to Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Grant, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.

(i)Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.

(j)Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(k)References to Plan. All references to the Plan (or to a Section or Article of the Plan) shall be deemed references to the Plan (or the Section or Article) as may be amended from time to time.

(l)Section 409A. It is intended that the Option comply with an exemption from the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Stock Option Agreement shall be interpreted accordingly.

SECTION 8. NATURE OF GRANT; NO ENTITLEMENT; NO CLAIM FOR COMPENSATION

The Optionee, in accepting the Option, represents and acknowledges the following:

(a)The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.
(b)The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c)All decisions with respect to future grants, if any, shall be at the sole discretion of the Committee.

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(d)Any Option or Shares acquired under the Plan are extraordinary items that are outside the scope of the Optionee’s employment agreement (if any) and are not part of the Optionee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

(e)Any Option or Shares subject to the Option are not intended to replace any pension rights or compensation.

(f)The Optionee has not been induced to participate in the Plan by any expectation of employment or continued employment with the Company or any of its affiliates or Subsidiaries.

(g)In the event that the Optionee’s employer is not the Company, the grant of the Option shall not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Option shall not be interpreted to form an employment contract with the Optionee’s employer or any affiliate or subsidiary thereof.

(h)The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Optionee vests in the Option, the value of any acquired Shares may increase or decrease. The Optionee understands that the Company is not responsible for any foreign exchange fluctuation between the United States dollar and the Optionee’s local currency that may affect the value of the underlying Shares.

(i)In consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Options or diminution in value of the Options or any of the Shares issuable under the Option from termination of the Optionee’s employment by the Company or his or her employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws) or notice to terminate employment having been given by the Optionee or the Optionee’s employer, and the Optionee irrevocably releases his or her employer, the Company and its affiliates and Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Optionee shall be deemed to have irrevocably waived the Optionee’s entitlement to pursue such claim.

SECTION 9. DATA PRIVACY
(a)The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement by and among, as applicable, the Optionee’s employer, the Company or any of its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

(b)The Optionee understands that the Optionee’s employer, the Company and its Subsidiaries and affiliates, as applicable, hold certain personal information about the Optionee regarding the Optionee’s employment, the nature and amount of the Optionee’s compensation and the fact and conditions of the Optionee’s participation in the Plan, including, but not limited to, the Optionee’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its affiliates, details of all options, restricted stock awards or units, performance units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c)The Optionee understands that the Data may be transferred to the Company, any Subsidiary, an affiliate and any third parties assisting in the implementation, administration and management of the Plan, including without limitation a stock plan administrator for on-line administration of the Plan, that these recipients may be located in the Optionee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands

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that the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Optionee understands that the Data shall be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that Optionee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative. The Optionee understands, however, that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Optionee understands that the Optionee may contact the Optionee’s local human resources representative.

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EXHIBIT A

Vesting and Restrictions

This Option grant is subject to a Time-Based Restriction, as described below.

Time-Based Restrictions

Anniversary Date	Portion of Option	Exercise Price	Term
1st anniversary of the Grant Date	One-third	115% of Grant Date Closing Price	7 years following the Grant Date
2nd anniversary of the Grant Date	One-third	125% of Grant Date Closing Price	7 years following the Grant Date
3rd anniversary of the Grant Date	One-third	130% of Grant Date Closing Price	7 years following the Grant Date

Vesting

During the Optionee’s employment with the Company or its Subsidiary, the Option shall vest with respect to the percentage or portion of the Total Number of Shares subject to the Option indicated next to each Anniversary Date on such indicated Anniversary Date (such vesting schedule referred to as the “Time-Based Restrictions”). The Exercise Price and Term for such portion of the Total Number of Shares subject to the Option shall be as set forth in the table above in the “Time-Based Restrictions” section.

2023 FIS Stock Option AgreementPage 11